Filed Pursuant to Rule 424(b)(3)

Registration No. 333-271529

CION ARES DIVERSIFIED CREDIT FUND

Supplement dated October 17, 2024

To

Prospectuses and Statement of Additional Information for Class A Shares,

Class C Shares, Class I Shares, Class L Shares, Class U Shares, Class U-2 Shares
and Class W Shares, each dated April 29, 2024, as supplemented to date

This supplement contains information that amends, supplements or modifies certain information contained in the accompanying Prospectuses and Statement of Additional Information (“SAI”) of CION Ares Diversified Credit Fund (the “Fund”). This supplement is part of, and should be read in conjunction with, the Prospectuses and SAI. Unless otherwise indicated, all other information included in the Prospectuses and SAI that is not inconsistent with the information set forth in this supplement remains unchanged. The Prospectuses and SAI have been filed with the U.S. Securities and Exchange Commission and are available free of charge at www.sec.gov or by calling (888) 729-4266. Capitalized terms used in this supplement have the same meanings as in the Prospectuses or SAI, as applicable, unless otherwise stated herein.

Effective immediately, the following change is made to the Prospectuses for the Fund’s Class A Shares, Class C Shares, Class I Shares, Class L Shares, Class U-2 Shares and Class W Shares:

The sub-section of each Prospectus entitled “Plan of Distribution—Purchasing Shares” is hereby replaced in its entirety with the following:

Purchasing Shares

Investors may purchase Shares directly from the Fund in accordance with the instructions below. Investors will be assessed fees for returned checks and stop payment orders at prevailing rates charged by SS&C GIDS, Inc. The returned check and stop payment fee is currently $25. The Fund has authorized one or more brokers or other Financial Intermediaries to receive on its behalf purchase and repurchase orders, including the Distributor. Such brokers and other Financial Intermediaries are authorized to designate other intermediaries to receive purchase and repurchase orders on the Fund’s behalf. The Fund will be deemed to have received a purchase or repurchase order when an authorized broker or, if applicable, a broker’s authorized designee, receives the order. Orders will be priced at the appropriate price next computed after it is received by a broker or other Financial Intermediary or, if applicable, such Financial Intermediary’s authorized designee. A Financial Intermediary may hold Shares in an omnibus account in the Financial Intermediary’s name or the Financial Intermediary may maintain individual ownership records. The Fund may pay the Financial Intermediary for maintaining individual ownership records as well as providing other shareholder services. Financial Intermediaries may charge fees for the services they provide in connection with processing your transaction order or maintaining an investor’s account with them. Investors should check with their Financial Intermediary to determine if it is subject to these arrangements. Financial Intermediaries are responsible for placing orders correctly and promptly with the Fund, forwarding payment promptly. Orders transmitted with a Financial Intermediary before the close of regular trading (generally 4:00 p.m., Eastern Time) on a day that the NYSE is open for business, will be priced based on the Fund’s NAV next computed after it is received by the Financial Intermediary or, if applicable, such Financial Intermediary’s authorized designee.

Investors may purchase Shares through a broker-dealer, Financial Intermediary or other agent of the Fund that may establish different minimum investment requirements than the Fund and may also independently charge transaction fees and additional amounts (which may vary) in return for its services, which will reduce an investor’s return. Shares purchased through a broker or other Financial Intermediary will normally be held in an investor’s account with that firm.

The availability of sales charge waivers, discounts, and/or breakpoints may depend on the particular Financial Intermediary or type of account through which an investor purchases or holds Shares. Investors should contact their Financial Intermediary for more information regarding applicable sales charge waivers and discounts available to them and the Financial Intermediary’s related policies and procedures.

If an investment is made through an IRA, Keogh plan or 401(k) plan, an approved trustee must process and forward the subscription to the Fund. In such case, the Fund will send the confirmation and notice of its acceptance to the trustee.

Effective immediately, the following change is made to the Prospectus for the Fund’s Class U Shares:

The sub-section of the Prospectus entitled “Plan of Distribution—Purchasing Shares” is hereby replaced in its entirety with the following:

Purchasing Shares

Investors may purchase Shares directly from the Fund in accordance with the instructions below. Investors will be assessed fees for returned checks and stop payment orders at prevailing rates charged by SS&C GIDS, Inc. The returned check and stop payment fee is currently $25. The Fund has authorized one or more brokers or other Financial Intermediaries to receive on its behalf purchase and repurchase orders, including the Distributor. Such brokers and other Financial Intermediaries are authorized to designate other intermediaries to receive purchase and repurchase orders on the Fund’s behalf. The Fund will be deemed to have received a purchase or repurchase order when an authorized broker or, if applicable, a broker’s authorized designee, receives the order. Orders will be priced at the appropriate price next computed after it is received by a broker or other Financial Intermediary or, if applicable, such Financial Intermediary’s authorized designee. A Financial Intermediary may hold Shares in an omnibus account in the Financial Intermediary’s name or the Financial Intermediary may maintain individual ownership records. The Fund may pay the Financial Intermediary for maintaining individual ownership records as well as providing other shareholder services. Financial Intermediaries may charge fees for the services they provide in connection with processing your transaction order or maintaining an investor’s account with them. Investors should check with their Financial Intermediary to determine if it is subject to these arrangements. Financial Intermediaries are responsible for placing orders correctly and promptly with the Fund, forwarding payment promptly. Orders transmitted with a Financial Intermediary before the close of regular trading (generally 4:00 p.m., Eastern Time) on a day that the NYSE is open for business, will be priced based on the Fund’s NAV next computed after it is received by the Financial Intermediary or, if applicable, such Financial Intermediary’s authorized designee.

Investors may purchase Shares through a broker-dealer, Financial Intermediary or other agent of the Fund that may establish different minimum investment requirements than the Fund. While Class U Shares do not impose a front-end sales charge, if you purchase Class U Shares through certain financial firms, they may directly charge you transaction or other fees in such amount as they may determine. Please consult your financial firm for additional information. Shares purchased through a broker or other Financial Intermediary will normally be held in an investor’s account with that firm.

The availability of sales charge waivers, discounts, and/or breakpoints may depend on the particular Financial Intermediary or type of account through which an investor purchases or holds Shares. Investors should contact their Financial Intermediary for more information regarding applicable sales charge waivers and discounts available to them and the Financial Intermediary’s related policies and procedures.

If an investment is made through an IRA, Keogh plan or 401(k) plan, an approved trustee must process and forward the subscription to the Fund. In such case, the Fund will send the confirmation and notice of its acceptance to the trustee.

Effective immediately, the following changes are made to the SAI:

The last paragraph of the section of the SAI entitled “Proxy Voting Policy and Proxy Voting Record” is hereby replaced in its entirety with the following:

The Fund will file with the SEC an annual report of each proxy voted with respect to portfolio securities of the Fund during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year. Information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available (1) without charge, upon request, by calling 1-877-855-3434, (2) on the Fund’s website at https://cioninvestments.com/resources/sec-filings/ and (3) on the SEC’s website at http://www.sec.gov.

The sub-section of the SAI entitled “Additional Information—Other Information Regarding the Plan of Distribution” is hereby replaced in its entirety with the following:

Other Information Regarding the Plan of Distribution

Shares of the Fund will be continuously offered through ALPS Distributors, Inc., as the exclusive distributor. The Fund has authorized one or more intermediaries (e.g., brokers, investment advisers, etc., collectively “Intermediaries”) to receive purchase and repurchase orders on its behalf. Such Intermediaries are authorized to designate other Intermediaries to receive purchase and repurchase orders on the Fund’s behalf. The Fund will be deemed to have received a purchase or repurchase order when an authorized broker or, if applicable, a broker’s authorized designee, receives the order. The Shares will be offered based on the NAV per Share calculated each regular business day.

Please retain this Supplement with your Prospectus.